Exhibit 99.1

Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports Second Quarter 2009 Results

•	Same-store merchandise sales up 4.6%

•	Merchandise margin of 33.3%

•	Net profit of $2.2 million

•	Overall profits impacted by lower fuel margins

CORPUS CHRISTI, Texas, Aug. 5, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the second quarter ended June 28, 2009, increased by 4.6 percent. Second quarter convenience store merchandise sales from all stores totaled $199.9 million, up 6.4 percent from the second quarter in 2008. Retail merchandise margin was 33.3 percent in the latest quarter, versus 34.3 percent a year ago.

Second quarter Adjusted EBITDA(1) totaled $24.9 million, versus $31.7 million a year ago. Companywide gross profit totaled $107.8 million, down 4.2 percent, primarily reflecting lower fuel margins.

Companywide revenues for the second quarter were $823.2 million, compared with $1.2 billion a year ago, which reflects a 43 percent drop in average retail and wholesale fuel prices versus a year ago that reduced fuel revenues by $470 million. The lower fuel revenues were partly offset by the higher merchandise sales, and sales related an increase in gallons sold in both the retail and wholesale fuel segments versus the same period a year ago.

Susser reported quarterly net income of $2.2 million, or $0.13 per diluted share, versus income of $6.7 million, or $0.39 per diluted share a year ago.

“We’re pleased with the performance of our merchandise segment, which increased 4.6 percent on a same-store sales basis, despite the impact of the recession in recent months,” said President and Chief Executive Officer Sam L. Susser. “We’re seeing some customers trade down to lower-margin items, especially in the packaged beverage, beer and food service categories. As a result, we’re experiencing stronger sales of our value-priced items, and our category managers are also working closely with our suppliers to create the most compelling values possible to our customers.

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“Although fuel margins in the quarter were lower than the near-record levels of a year ago, they were just under the five-year average for the second quarter,” he said.

New Convenience Store/Wholesale Dealer Site Update

During the second quarter of 2009, the Company opened two new retail units, bringing the total number of stores in operation to 515 at the end of June. Susser opened two additional retail units in July, and three additional stores are under construction.

In its wholesale operations, Susser added seven new dealer sites and discontinued six, for a total of 372 dealer sites in operation at the end of the second quarter. The company also has entered into a definitive agreement to acquire 25 sites from a third party. Eleven of the 25 sites are currently supplied wholesale fuel by Susser Petroleum Company.

Second Quarter Financial and Operating Highlights

Convenience store same-store merchandise sales increased 4.6 percent versus the second quarter of 2008. Total Company merchandise sales were $199.9 million, up 6.4 percent from a year ago. Retail merchandise sales growth was driven in part by a $0.62-per-pack increase in the federal excise tax on cigarettes effective April 1, as well as by strong performance in packaged drinks, beer, snacks and food service. Merchandise gross profit, net of shortages, totaled $66.5 million, which is up 3.2 percent from a year ago. Net merchandise margin was 33.3 percent, versus 34.3 percent a year ago. The decline in margin is due in part to the cigarette tax increase as well as to a shift to lower margin items by consumers.

Retail store fuel volumes increased to 177.9 million gallons for the second quarter, up 7.7 percent from a year ago. Average gallons sold per store increased 6.5 percent year-over-year to 352,300. Retail fuel revenues totaled $392.6 million, down 36.5 percent, as a result of a 41.0 percent drop in the average retail price of fuel. Retail fuel gross margins in the second quarter were 15.2 cents per gallon, or 11.5 cents after deducting credit card expense, versus 19.5 cents per gallon a year ago, or 15.2 cents after credit card expense. Retail fuel gross profit was $27.0 million, versus $32.2 million in the second quarter of last year.

Wholesale fuel volumes sold to Susser’s 372 dealers and other third-party customers increased 1.2 percent to 125.8 million gallons in the second quarter. Wholesale fuel revenues declined 46.7 percent to $221.3 million as a result of a 47.3 percent drop in wholesale fuel prices year-over-year. Wholesale gross margin was 4.0 cents per gallon, versus 6.0 cents per gallon a year ago, which reduced wholesale fuel gross profit to $5.0 million, down 32.3 percent.

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Year to Date Results

For the first six months of 2009, Susser reported merchandise sales of $381.9 million, up 7.1 percent from the comparable period a year ago. Total revenues were $1.5 billion, a decline of 32.6 percent due to the lower fuel prices. Gross profit totaled $205.0 million, up 0.4 percent from last year despite a reduction of $12.1 million related to lower retail and wholesale fuel margins. Adjusted EBITDA(1) was $44.2 million, down 8.6 percent. Net income totaled $1.2 million, or $0.07 per diluted share, versus $3.3 million, or $0.19 per diluted share for the same period last year.

2009 Guidance

The Company has revised its guidance for 2009 as follows:

	New 2009 Guidance	Prior 2009 Guidance	YTD 2009 Results	2008 Full Year Results
Merchandise Same-Store Sales Growth	3.0%-5.5%	3.0%-5.5%	5.2%	6.6%
Merchandise Margin, Net of Shortages	33.5%-35.0%	33.5%-35.0%	33.8%	34.3%
Retail Average Per-Store Gallons Growth	2.0%-5.0%	0.0%-3.0%	5.5%	2.6%
Retail Fuel Margins (cents/gallon)	12.5-16.5	12.5-16.5	13.5(a)	17.8(a)
Wholesale Fuel Margins (cents/gallon)	4.0-5.5	4.5-6.0	3.7	6.4
New Retail Stores (b)	12-16	8-16	3	12
New Wholesale Dealer Sites (b)	25-35	25-35	8	27
Gross Capital Spending	$65-$80 million	$50-$90 million	$23.4 million	$69.4 million
Net Capital Spending (c)	$50-$70 million	$40-$60 million	$20.4 million	$33.0 million

(a)	We report retail fuel margins before deducting credit card costs, which were approximately 3.2 cents per gallon in the first half of 2009 and 4.2 cents per gallon for the 2008 fiscal year.
(b)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically much lower volume locations than new sites.
(c)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

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Second Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11 a.m. EDT (10 a.m. CDT) to discuss second quarter results. To participate in the call, dial 480-629-9866 at least 10 minutes early and ask for the Susser conference call. The conference call will also be accessible via Susser’s Web site at www.susser.com. To listen to the live call, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register and download any necessary software. A telephonic replay will be available through Aug. 12 by calling 303-590-3030 and using the pass code 4114095#. An archive of the webcast will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates over 515 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in more than 295 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to more than 370 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 28, 2008, and subsequent quarterly reports on Form 10-Q. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation – Page 5

Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 29, 2008	June 28, 2009	June 29, 2008	June 28, 2009
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$187,870	$199,940	$356,641	$381,859
Motor fuel sales	1,033,216	613,929	1,855,608	1,103,328
Other income	9,074	9,297	18,617	18,697

Total revenues	1,230,160	823,166	2,230,866	1,503,884
Cost of sales:
Merchandise	123,454	133,444	235,557	252,947
Motor fuel	993,622	581,911	1,790,177	1,045,855
Other	539	(5)	979	95

Total cost of sales	1,117,615	715,350	2,026,713	1,298,897

Gross profit	112,545	107,816	204,153	204,987

Operating expenses:
Personnel	34,515	36,865	64,812	72,252
General and administrative	8,049	8,227	17,112	17,091
Other operating	30,617	29,649	58,648	55,000
Rent	8,675	9,030	17,086	18,043
Loss on disposal of assets	53	106	151	158
Depreciation, amortization, and accretion	10,345	10,549	21,081	20,512

Total operating expenses	92,254	94,426	178,890	183,056

Income from operations	20,291	13,390	25,263	21,931
Other income (expense):
Interest expense, net	(9,490)	(9,456)	(19,352)	(19,089)
Other miscellaneous	56	(59)	214	18

Total other expense, net	(9,434)	(9,515)	(19,138)	(19,071)

Income before income taxes	10,857	3,875	6,125	2,860
Income tax expense	(4,184)	(1,703)	(2,800)	(1,607)

Net income	6,673	2,172	3,325	1,253

Less: Net income attributable to noncontrolling interests	11	7	23	19

Net income attributable to Susser Holdings Corporation	$6,662	$2,165	$3,302	$1,234

Net income per share attributable to Susser Holdings Corporation:
Basic	$0.39	$0.13	$0.20	$0.07
Diluted	$0.39	$0.13	$0.19	$0.07
Weighted average shares outstanding:
Basic	16,880,404	16,931,173	16,880,404	16,927,848
Diluted	16,949,921	17,006,903	16,978,748	16,995,549

Susser Holdings Corporation – Page 6

Susser Holdings Corporation

Consolidated Balance Sheets

	December 28, 2008	June 28, 2009
	audited	unaudited
	(in thousands)
Assets

Current assets:

Cash and cash equivalents	$8,284	$14,079
Accounts receivable, net of allowance for doubtful accounts of $1,070 at December 28, 2008 and $1,228 at June 28, 2009	51,549	59,321
Inventories, net	62,878	71,136
Other current assets	4,703	4,010

Total current assets	127,414	148,546
Property and equipment, net	408,733	408,431
Other assets:
Goodwill	237,953	237,953
Intangible assets, net	34,609	33,892
Other noncurrent assets	15,647	15,583

Total other assets	288,209	287,428

Total assets	$824,356	$844,405

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$90,911	$117,198
Accrued expenses and other current liabilities	34,738	31,346
Current maturities of long-term debt	9,233	11,201
Deferred purchase price – TCFS acquisition	10,000	10,000

Total current liabilities	144,882	169,745
Long-term debt	395,736	390,140
Revolving line of credit	3,630	3,050
Deferred gain, long-term portion	33,720	32,679
Deferred tax liability, long-term portion	28,323	27,393
Other noncurrent liabilities	13,087	13,478

Total long-term liabilities	474,496	466,740
Commitments and contingencies:

Equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,048,972 issued and 17,037,648 outstanding as of December 28, 2008; 17,142,427 issued and 17,131,103 outstanding as of June 28, 2009	170	170
Additional paid-in capital	180,189	181,918
Retained earnings	23,888	25,122
Accumulated other comprehensive loss	—	(41)

Total Susser Holdings Corporation shareholders’ equity	204,247	207,169
Noncontrolling interest	731	751

Total equity	204,978	207,920

Total liabilities and shareholders’ equity	$824,356	$844,405

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding cumulative effect of changes in accounting principles, discontinued operations, non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether they have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	June 29, 2008	June 28, 2009	June 29, 2008	June 28, 2009
	(in thousands)
Net income attributable to Susser Holdings Corporation	$6,662	$2,165	$3,302	$1,234
Depreciation, amortization, and accretion	10,345	10,549	21,081	20,512
Interest expense, net	9,490	9,456	19,352	19,089
Income tax expense	4,184	1,703	2,800	1,607

EBITDA	30,681	23,873	46,535	42,442
Non-cash stock based compensation	985	813	1,830	1,586
Loss on disposal of assets	53	106	151	158
Other miscellaneous	(56)	59	(214)	(18)

Adjusted EBITDA	$31,663	$24,851	$48,302	$44,168
Rent	8,675	9,030	17,086	18,043

Adjusted EBITDAR	$40,338	$33,881	$65,388	$62,211

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Six Months Ended
	June 29, 2008	June 28, 2009
	(in thousands)
Net cash provided by operating activities	$7,320	$30,335
Changes in operating assets & liabilities	15,733	(7,294)
Loss on disposal of assets	(151)	(158)
Non-cash stock based compensation expense	(1,830)	(1,586)
Noncontrolling interest	(23)	(19)
Deferred income tax	3,102	167
Amortization of debt premium	232	301
Income taxes	2,800	1,607
Interest expense, net	19,352	19,089

EBITDA	$46,535	$42,442
Non-cash stock based compensation	1,830	1,586
Loss on disposal of assets	151	158
Other miscellaneous	(214)	(18)

Adjusted EBITDA	$48,302	$44,168
Rent	17,086	18,043

Adjusted EBITDAR	$65,388	$62,211